Exhibit 10.11

Termination of Tenancy Agreement

The landlord, Lao Wai Man, and the tenant, Galaxy Human Resources Limited, both agreed to terminate the contract. The tenant will return the empty unit to the landlord on October 31, 2020, and the landlord will return the entire deposit to the tenant on the same day, but the deposit must be deducted the arrears of rent and water, electricity, gas, etc. (if there is any damage in the house, the repair cost will be deducted). Sincerely.

Landlord’s Signature:	Tenant’s Signature:

Deposit refund receipt

Deposit	Water	Electricity	Outstanding	Rent Compensation	Others
40,000	0	0	0	0	0

Actual Received
TWD 40,000	Tenant’s Signature